Exhibit 99.1

Liquidity Services, Inc. Q4 2023 Earnings Conference Call December 7, 2023 10:30 AM

Company Participants

William Angrick - Chairman & Chief Executive Officer

Jorge Celaya - Executive Vice President & Chief Financial Officer

Conference Call Participants

Gary Prestopino - Barrington Research

George Sutton - Craig-Hallum Capital

Operator

Hello and welcome to Liquidity Services, Inc. Fourth Quarter of Fiscal Year 2023 Financial Results Conference Call. My name is Tawanda and I will be your operator for today's call. Please note that this conference call is being recorded. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session.

On the call today are Bill Angrick, Liquidity Services' Chairman and Chief Executive Officer; and Jorge Celaya, its Executive Vice President and Chief Financial Officer. They will be available for questions after their prepared remarks.

The following discussion and responses to your questions reflect Liquidity Services' management's view as of today, December 7, 2023, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact the financial results is included in today's press release and in filings with the SEC, including the most recent annual report on Form 10-K.

As you listen to today's call, please have the press release in front of you, which includes Liquidity Services' financial results as well as metrics and commentary on the quarter. During this call, Liquidity Services' management will discuss certain non-GAAP financial measures. In its press release and filings with the SEC, each of which is posted on its website and you will find additional disclosures regarding these non-GAAP measures, including the reconciliations of these measures with the comparable GAAP measures as available.

Liquidity Services' management also uses certain supplemental operating data as a measure of certain components of operating performance which they also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I will turn the presentation over to Liquidity Services' Chairman and CEO, Bill Angrick.

William Angrick

Good morning, and welcome to our Q4 earnings call. I'll review our Q4 performance and the progress of our business segments. And next Jorge Celaya will provide more details on the quarter. We concluded our fiscal year 2023 with strong fourth quarter results, setting a new annual record for GMV of $1.2 billion and delivered our highest full year non-GAAP adjusted EBITDA performance since 2014 and doing so with an increasingly diversified business.

We deliver these gains while also investing for the future in sales, marketing and technology areas and absorbing increases in wages due to the inflationary environment. I'm pleased that we completed 250,000 transactions during the fourth quarter, which puts us on a run rate of 1 million completed transactions per year, continued tightening by the Fed during fiscal '23 and persistent inflation provided a difficult business climate during the past year. However, our exposure to multiple industry sectors and our flexible service model help Liquidity Services deliver growth in this challenging environment.

In particular, for the full year of fiscal '23, our CAG and retail segments grew direct profit 11% and 7% year-over-year organically, respectively. Our resilient business model continues to deliver strong free cash flow, and we've continued to repurchase shares as we see opportunity in our long-term prospects. Together, this allowed us to deliver financial results at the high end of our Q4 guidance range and deliver 37% year-over-year growth in our adjusted EPS.

Let's take a closer look at our individual segments. During Q4, our retail segment GMV grew 18% organically to $74.7 million a new quarterly GMV record and segment direct profit grew 4% year-over-year driven by our flexible offerings, our reliability and high level of service to customers. We have successfully elevated awareness of the Liquidity Services branded mission among retail supply chain, decision-makers, policymakers and partners as the most trusted and reliable solution for the management and disposition of return consumer goods. We've continued our momentum by adding new programs with important clients in a number of consumer categories. This has fueled record growth in the supply side of our retail business. And we are quickly moving to grow our buyer base to keep pace with this trend and the changing mix of goods reflecting changing consumer sentiment.

In the short term, as reflected in our guidance, we will experience some growing pains as consumers have shifted some of their discretionary dollars away from high-value goods in a challenging economy. In the longer term, we have a once-in-a-generation opportunity to consolidate and grow our position as the market leader.

Accordingly, we continue to invest in our multichannel buyer base to drive higher recovery including expanding our AllSurplus Deals marketplace, which provides consumers direct access to retail products at compelling values and support of this $100 million GMV growth opportunity, we've expanded our AllSurplus Deals consumer curbside pickup service to our Indianapolis facility during the quarter and now offer the service in 5 LSI distribution center locations throughout the U.S. to provide outstanding reach for our retail industry partners and buying customers.

During Q4, our GovDeals segment GMV increased 14% year-over-year to $184 million, driven by continued expansion of our market share and normalization of the vehicle supply chain in general. As promised, we successfully rolled out our new modernized GovDeals marketplace platform, which provides an enhanced buyer experience with improved search, navigation, bidding and a mobile responsive design. We executed this initiative with minimal disruption to our GovDeals customers and expect these enhancements to improve recovery rates realized by our sellers. We also continue to expand and improve our GovDeals fleet business with the addition of value-added service to improve the quality of asset listings and management of client logistic needs.

During Q4, our CAG segment direct profit grew 9% year-over-year as strong sales in our biopharma, energy and heavy equipment categories offset a drop in GMV from the prior year's large international spot purchase transactions. We expect continued future growth in the CAG segment as we remain the most trusted market maker, industrial capital assets and had a strong new business pipeline.

In particular, our CAG heavy equipment fleet category grew GMV more than 30% during Q4, and we continue to make progress, growing signed contracts, new sellers and net new revenue. Recent wins include several national accounts with strong upside potential, positioning our commercial heavy equipment category to be a consistent, high-growth, high margin line of business. In support of this growing opportunity, we've added significant new talent to our heavy equipment business development team to expand awareness of our solution and continued scaling for the heavy equipment category.

Finally, our Machinio segment continues to grow its revenue and direct profit in the mid-teens organically with enhanced lead traffic in more equipment categories. Today, the Machinio marketplace has over 3.8 million active used equipment listings, 1.4 million monthly buyer visits and nearly 4,000 paying customers from over 100 countries.

We continue to invest in the expansion of this high-margin recurring revenue subscription business through new service offerings, planned geographic expansion into Asia during fiscal '24 and several product enhancements.

In conclusion, we continue to make multiyear investments to grow our market share, technology platform and brand awareness to drive long-term growth for Liquidity Services' shareholders. Our results will benefit from our leverage of the fixed investments we've made in our expanded operational capacity. Our capital-efficient business with strong operating cash flow, approximately $118 million in cash and zero financial debt, together provides us ample financial flexibility to execute our plans.

In closing, we thank all of our team members across Liquidity Services for their dedication to our mission, the power, the circular economy to benefit sellers, buyers and the planet. I'll now turn it over to Jorge for more details on the quarter.

Jorge Celaya

Good morning. For our 2023 fiscal year, we set a record for annual GMV at $1.2 billion, up 5% and grew revenue to $314.5 million, up 12%. Our GAAP net income of $21 million was up 33% when excluding the impact of the nonrecurring prior year gain from the bid for assets earn-out liability or down 48% overall due to that nonrecurring gain last year. Non-GAAP adjusted EBITDA was up 7% to $45.9 million, the highest single year total in 9 years.

As we enter our 2024 fiscal year, each of our segments looks to drive incremental market share and produce year-over-year growth.

Some comments on our quarterly results. We completed the fourth quarter of fiscal year 2023 with $315.6 million in GMV, up 11% from $283.3 million in the same quarter last year. Our fourth quarter revenue grew 6% to $80 million, consistent with our directional guidance last quarter from $75.2 million in the same quarter last year. Our fourth quarter consolidated results included GAAP earnings per share of $0.20, non-GAAP adjusted EPS of $0.26 and non-GAAP adjusted EBITDA of $12.8 million. We generated $14.7 million in cash flows from operations during the quarter and ended the quarter with $118.2 million in cash, cash equivalents and short-term investments. We continue to have zero debt and $25 million of available borrowing capacity under our credit facility.

Specifically comparing segment results from this fiscal fourth quarter to the same quarter last year, our GovDeals segment was up 14% on GMV, 13% on revenue and 13% on segment direct profit driven by increased availability of vehicles, which more than offsets the broader market trend of reduced per unit vehicle prices.

Our RSCG segment was up 18% on GMV, 15% on revenue and 4% on segment direct profit, which reflected an increase in product flows compared to last year from new and expanding client programs. While the overall product mix we received in the past quarter drove a lower year-over-year segment direct profit margin as a percentage of revenue.

Our CAG segment was down 4% on GMV, 27% on revenue, yet up 9% on segment direct profit as increases in its global biopharma, energy and heavy equipment categories, mostly offset, as Bill mentioned, the prior year's large international spot purchase transactions. Machinio revenue was up 15% and its segment direct profit was also up 15%, reflecting continued increase in subscriptions. Our segment's direct profit improvements resulted in GAAP net income for the fourth quarter of $6.3 million, resulting in the diluted GAAP earnings per share of $0.20 and compared to $0.25 per share last year, where last year, again, included a $0.14 nonrecurring gain from the bid for assets earn-out fair value adjustment. So non-GAAP adjusted EPS for this fourth quarter was $0.26, up from $0.19 in the same quarter last year.

Compared to last year, non-GAAP adjusted EBITDA of $12.8 million this quarter was up from $12.3 million in the same quarter last year, reflecting our growth, partially offset by year-over-year increases in sales and marketing, and technology and operation expenses to support our market share expansion, continued diversification and marketplace enhancements. Our profitability margins, especially adjusted EBITDA as a percent of direct profit historically is higher during the second half of our fiscal years. Our fiscal year 2024 planning calls for year-over-year growth with our typical sequential consolidated improvement in top line and margins expected for the second half of 2024 compared to the first half.

The first quarter of fiscal year 2024 guidance reflects that our RSCG segment is currently receiving a higher volume of lower value products than last year, with a soft broader consumer demand for retail goods. In addition, supply of some client-specific higher-value products for sale on a consignment basis is currently pacing slower than last -- than the same quarter last year.

As a result, while our first fiscal quarter 2024 guidance is expected to continue to be above last year for GMV, our guidance ranges for GAAP EPS to non-GAAP adjusted EPS and adjusted EBITDA for the first quarter are expected to be consistent year-over-year to down, mainly driven by the current mix of supply at our retail segment. Also as a reminder, the prior year fiscal first quarter results included a $900,000 nonrecurring benefit from a completed client program. We currently anticipate our first quarter consolidated revenue ratio as a percent of GMV to decline slightly from the prior year, mainly due to mix but continue to be in the mid-20 percentage range. And our segment's direct profits as a percentage of revenue, consistent with the same quarter last year. We are continuing to invest in our sales and technology initiatives in support of our marketplace enhancements and long-term growth.

Management's guidance for the first quarter of fiscal year 2024 is as follows: We expect GMV to range from $295 million to $325 million. GAAP net income is expected in the range of $1.5 million to $4 million with a corresponding GAAP diluted earnings per share ranging from $0.05 to $0.12 per share. We estimate non-GAAP adjusted EBITDA to range from $7 million to $10 million. Non-GAAP adjusted diluted earnings per share is estimated in the range of $0.12 to $0.19 per share. The GAAP and non-GAAP EPS guidance assumes that we have 32 million fully diluted weighted average shares outstanding for the first quarter of fiscal year 2024.

Thank you, and we will now take your questions.

Question-and-Answer Session

Operator

We will now begin the question-and-answer session. [Operator Instructions] Our first question comes from the line of Gary Prestopino with Barrington Research.

Gary Prestopino

Good morning Bill and Jorge, a number of questions here. First of all, I didn't see anything in the narrative in the release about share repurchases. Did you repurchase any shares this quarter?

William Angrick

Let me just make sure you understand we do have an open authorization for repurchases. Jorge, can answer what was executed. I believe we tapered repurchases.

Jorge Celaya

Yes, Gary, there was none to very little this quarter.

Gary Prestopino

Okay. Why was that with the cash that you're building?

William Angrick

Well, just to recall use of cash from the company's perspective, we're funding some growth, and we also have some ideas around partnerships inorganic that can support our strategy. So we've got an active acquisition pipeline. And of course, we do -- if you look back beyond this quarter, Gary, you'll see we spent meaningful dollars on repurchase and that will continue to be one use of capital. So I wouldn't overweight the last 3 months.

Gary Prestopino

Okay. And then I also didn't see anything of consignment sales, I guess, as a percentage of GMV in the narrative. What was it in the quarter?

William Angrick

Think we're about 87% of GMV is under the consignment model, up from roughly 82% in the prior year quarter.

Gary Prestopino

Okay. Great. And then just to understand some things here with -- first of all, with what's going on in the RS, the retail segment. It looks like the direct profit has moved down relative -- or is not growing to the extent that your top line is growing on revenues and GMV. Is that a function of some of the investments that you're making in AllSurplus or is there something else going on there that's hitting the margin that would make the direct profit not grow as dramatically as the revenue in GMV?

William Angrick

Yes. Well, if you look at the dynamic in retail, it's a two-sided marketplace, and we've done an outstanding job positioning Liquidity Services as the sort of industry-wide solution for managing and selling returns. So we're getting record inbound volume. Now that volume comes in, in a variety of ways. We have some consignment selling volumes, which is a low touch, low service and therefore, lower fee. So we've -- as I just mentioned, we've been growing our consignment business overall. We've been growing it within retail. So we have some volume, Gary, that's coming in with lower take rates, which means lower direct profit as a percentage of GMV, but high gross margins on the revenue collected. So that's one dynamic.

I think the other dynamic, and you've probably heard from many industry participants about how the consumer has tapped the brakes a bit on purchasing higher ticket items. So the flow of goods coming into Liquidity Services reflects that there is a lower mix -- lower value mix in the basket of returns that generally comes back to e-commerce retailers and omnichannel retailers. We still make good money on that. It's just not as attractive as where we were 1 year ago. And so we're working through that. But the high-quality problem, if you call it that, is that we've got a ton of interest in our service. We have a ton of interest in people wanting and needing solutions and it wouldn't surprise us if there is a significant amount, like it doesn't sell through at the rate that retailers and e-commerce players would like during this holiday season. So it sets up a strong sort of post-holiday dynamic for us to help our clients move all ranges of goods in their inventory.

Gary Prestopino

Okay. And then just the last question, and I'll jump off. When you're talking about -- well, your guidance for Q1, it looks like your guidance for GMV is going to be higher than it was last year. Yet the adjusted EBITDA on the low end is below last year and on the high end, is just about at last year. And as I look at your income statement and you're talking about investments in growth and stuff like that, is most of that growth in expenses going to be on the sales and marketing line? Because it looks like at least for the last two quarters, you were running at close to $27 million aggregate. And I'm just trying to get an idea of where that higher level of expenses is going to come in, in Q1, possibly Q2 and then therefore, the leverage we would start seeing would be Q3 and Q4 because you obviously do not need to add as much to the sales and marketing line in terms of personnel?

William Angrick

I think you're accurate in calling out an increase in capacity and sales and technology. I think marketing, we've been fairly disciplined. This is a company that's never been sort of a hyper marketing-driven company in terms of customer acquisition costs very efficient. But we see great opportunity in heavy equipment, and we've gone and gotten some industry talent that's available and really believe in this asset-light tech-enabled marketplace. So we're growing that business really well and adding some capacity, Gary, that will provide leverage in the second half there. We spent a decent amount of money and time preparing GovDeals to be upgraded after essentially 2 decades and have some now AI-driven marketing capabilities within GovDeals which is a $700 million GMV marketplace. So if we can just bump recovery by 10%, very high payoff in the second half of the year.

So we did staff up a little bit there. We're talking about taking Machinio to Asia, and that market, including China, is bigger than the U.S. and Europe combined, and that's a 90% gross margin business. So fall through of incremental revenue there is like 55%, 60%. So we set up an office in China to expand classified listings and we provide financing now on Machinio for buyers of used equipment. We also rolled out financing for buyers of equipment on GovDeals. So we put some bets and some, I think, very rational investments into the model.

In an inflationary environment, I would add, and we've digested that but I think we'll get good leverage on those investments in the second half in the near term as we move through executing the strategy and the growth that's out there.

Gary Prestopino

Are you using your balance sheet to finance? Or are you just facilitating a third-party transaction with a lender?

William Angrick

The latter. We're not a direct lender nor do we want to be. But that referral to a broader ecosystem of financial institutions is very healthy for us and very complementary.

Operator

Our next question comes from the line of George Sutton with Craig-Hallum.

George Sutton

Bill, you made a very compelling comment at the beginning about a once-in-a-generation chance to consolidate. I believe you mentioned the retail portion of the space. Can you just go into more detail on what you were referring to there?

William Angrick

Yes. I think a marketplace dynamic benefits when supply and demand coalesce around that set of services and the buyer experience, and we're seeing a lot of interest in our service. We're getting additional awards and programs to use our services, and we're doing a great job in a multi -- what we call multichannel engagement of the buyer community. So from truckloads to pallets to direct consumer buyer demand coalescing onto our platform.

I think that's very valuable for the industry. And at the same time, I think a lot of smaller players that are being disintegrating essentially not being able to perform and scale and going out of business. So I think those dynamics happened during a cycle like a Fed tightening cycle. We saw this back in 2008. And really, at the time we started our business in the dotcom mania and then crash. So those that stand tall and deliver on their promises that can deliver scalable marketplace experiences, which does take long-term investment. It's not inexpensive. We have a great marketplace that has been enhanced. We've got a national distribution center network, really international, Canada and U.S. that now has both B2B and direct-to-consumer online sales channels and pre and post-sale logistics support, that's very valuable to the industry. And I think the industry has been dealing with excess capacity for some period of time. We've had a lot of tightening of costs among retail players, reduction in warehouse footprint, reduction in corporate overhead. And so we step into that and provide a turnkey one-stop solution to manage and sell both returns and excess inventory. So that's, that's setting the stage for what we believe is an opportunity to consolidate our position. And that's the long-term North Star of any marketplace which you want to be that indispensable, very well-integrated solution with sellers and buyers, and that's what we have in front of us.

George Sutton

And it sounds, if I'm hearing you correctly, you're doing a fair bit of that just through natural competition. You also could end up becoming an acquirer of another entity in the space? Is that effectively what you're in saying?

William Angrick

Yes. I mean, I think that's -- we get to see just about everything that's available in this marketplace because people recognize our role. And I think we have a number of very good, healthy partnerships, but I would rule out M&A over the course of time.

George Sutton

Just another historical question putting this current environment into context. You've seen cyclical dynamics where retail buyers start to buy lower price items given the economic situation. Can you just give us any sort of context or sense of how long you see this dynamic playing out?

William Angrick

Well, it has been playing out over the last 12 months. And I think people generally have done a better job managing the personal balance sheet. But I think they are a little guarded, I think the lower end is probably disproportionately pulled back from buying goods and either due to higher cost of living and/or trying to build a buffer for a concern that maybe there's a hard landing in 2024. So they're not as -- saying we're about buying appliances or redoing an entire living room, entire outdoor entertainment space.

And I think we're seeing upper funnel activity in the results from companies like Lowe's and Home Depot and Target and Walmart and even Amazon commentary yesterday suggests that there's been a shift down in sort of average basket of consumer purchases. And that's fine. I mean whatever it is, we'll be able to liquidate. It just means that the higher end of the market has softened, and that may mean that some retailers are probably long on some products that may not move as well during the holiday season. And on the other side of that, that's an opportunity for Liquidity Services. But we're very focused on being the most efficient cost-efficient and scalable provider, and we can sell whatever it comes through. But there's no doubt been a tempering in consumer behavior around the purchase of goods.

Operator

Thank you. We have no further questions in the queue. Ladies and gentlemen, this concludes today's conference call. Thank you for your participation. You may now disconnect.